Exhibit 99

News Release

W.W. Grainger, Inc. 100 Grainger Parkway Lake Forest, IL 60045-5201 www.grainger.com/investor

William D. Chapman	Ernest Duplessis
Director, Investor Relations	Director, External Communications
847-535-0881	847-535-4356
william.chapman@grainger.com	ernest.duplessis@grainger.com

GRAINGER EXECUTES $500 MILLION

ACCELERATED SHARE REPURCHASE PROGRAM

Board increases share repurchase authorization to 10 million shares

CHICAGO, August 20, 2007 – Grainger (NYSE: GWW), the leading industrial distributor in North America, today announced that it has entered into an accelerated share repurchase (ASR) agreement with Goldman, Sachs & Co. to purchase $500 million of its outstanding common stock, with the majority of the shares received immediately. The exact number of shares bought back will be determined at the conclusion of the agreement, which could take up to eight months to complete. Grainger does not expect to make any additional share repurchases until the program concludes. The company anticipates funding about half of this purchase with existing cash and the rest with short-term borrowings.

The company estimates that this action will benefit earnings per share by 1 cent for the remainder of 2007 because the ASR accelerates the company’s share repurchase program. The benefit is partially offset by lower interest income, higher interest expense and other related costs. The full-year benefit in 2008 by buying now is expected to be approximately 11 cents per share.

To facilitate the agreement, Grainger’s Board of Directors has restored the company’s share repurchase authorization to 10 million shares of common stock, including shares to be purchased through the accelerated share repurchase program announced today.

W.W. Grainger, Inc.

“Grainger’s strong performance and its consistent cash generation convince us that this accelerated share repurchase program is another effective way to increase shareholder value beyond the opportunities we have to grow our business,” said Grainger Chairman and Chief Executive Officer Richard L. Keyser. “Taking action now reflects the recent stock market volatility.”

Grainger, through its share repurchase program, which started in 1984, has bought back more than 56 million shares for around $2.5 billion. As a result, the company has reduced the number of shares outstanding by approximately 31 percent. In addition to its share repurchase program, the company has increased its quarterly dividends for the past 36 consecutive years, most recently in April 2007 when the Board approved a 21 percent increase to 35 cents per share. “Grainger has demonstrated for many years its willingness to return excess cash to its shareholders,” said Keyser. “We continue to seek ways to improve shareholder value through investment in the business, share buybacks and dividends.”

W.W. Grainger, Inc. (NYSE: GWW), with 2006 sales of $5.9 billion, is the leading broad line supplier of facilities maintenance products serving businesses and institutions throughout North America. Through a highly integrated network including nearly 600 branches, 18 distribution centers and multiple Web sites, Grainger’s employees help customers get the job done, saving them time and money by having the right products to keep their facilities running.

Forward-Looking Statements

This document contains forward-looking statements under the federal securities laws. The forward-looking statements relate to the company’s expected future financial results and business plans, strategies and objectives and are not historical facts. They are generally identified by qualifiers such as “will be determined,” “could take up to,” “does not expect,” “anticipates,” “estimates,” “expected,” “to be purchased,” “going forward,” or similar expressions. There are risks and uncertainties the outcome of which could cause the company’s results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the company’s most recent annual report, as well as the company’s Form 10-K and other reports filed with the Securities & Exchange Commission, containing a discussion of the company’s business and of various factors that may affect it.

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